Exhibit 10.35

EVENT SPONSORSHIP AGREEMENT

This Event Sponsorship Agreement ("Agreement") is made and entered into as of March 22nd, 2018 (the "Effective Date"), by and between Kingston Technology Company, Inc. ("Kingston"), a Delaware corporation; and Allied Esports International, Inc., a Nevada corporation ("Organizer"). Kingston and Organizer are hereinafter referred to jointly as the "Parties" and each as a "Party."

BACKGROUND

A.               Kingston is in the business of developing, marketing, selling and supporting gaming accessories and memory products, and proposes to provide promotional and product support as a sponsor for the "Events" (as hereinafter defined).

B.               Organizer is an esports organization that owns and controls the Commercial Rights (as hereinafter defined) to the Events and wishes to grant rights to Kingston in respect of Kingston's sponsorship of the Events pursuant to this Agreement.

C.               Each of the Parties undertakes obligations to the other Party as provided in this Agreement.

For valuable consideration received, including the Parties' respective covenants in this Agreement, the Parties hereby agree as follows:

1.                Scope of this Agreement. Kingston agrees to provide certain financial sponsorship, including fees and free units of Products, and to grant certain benefits, to Organizer in connection with the Events and Organizer agrees to grant certain rights to Kingston, all as described in this Agreement.

2.                Certain Definitions. When used in this Agreement, the following terms have the following meanings:

2.1 "Commercial Rights" means any and all rights of a commercial nature connected with the Events, including image rights, broadcasting rights, new media rights, endorsement and official supplier rights, sponsorship rights, merchandising rights, licensing rights, advertising rights, hospitality rights and all intellectual property rights in and to the foregoing.

2.2 "Events" means all eSports tournaments, events and standard game play held by Organizer at Esports Arena Las Vegas ("ESALV") during the Term.

2.3 "Including," "Includes" and similar words means "including but not limited to" and shall mean in all contexts "without limitation."

2.4 "Intellectual Property Rights" means rights protecting or governing intellectual property rights, including all now known and hereafter existing: (i) copyright and related rights in original works of authorship and all rights to use, commercialize, and exploit such rights; (ii) rights on trademarks, service marks, trade names, logos, trade dress, indicia of origin, and other commercial names; (iii) trade secret rights including, without limitation, all rights in confidential information, trade secret, know-how and other proprietary and/or confidential materials and information, whether arising by law or contract; (iv) patent rights, rights in patentable inventions and processes, utility models, designs, algorithms and other industrial property rights; and (v) other intellectual property rights and proprietary rights of every kind and nature throughout the world, whether arising by operation of law, by contract, by license or otherwise in any form, media or technology now known or later developed.

2.5 "Kingston Marks" means the Kingston trademarks and logos set out in Schedule 1, together with any accompanying artwork, design, slogan, text and other collateral marketing signs of Kingston Products.

2.6 "Kingston Products" means all products offered by Kingston in addition to HyperX gaming peripherals.

2.7 "Organizer Marks" means the trademarks and logos of Organizer and Esports Arena Las Vegas, LLC set out in Schedule 2, together with any accompanying artwork, design, slogan, text and other collateral marketing signs of Organizer and Esports Arena Las Vegas, LLC.

2.8 "Sponsorship Benefits" means the benefits Kingston will provide Organizer, including the license granted in Section 6.1 and the fee stated in Schedule 3.

2.9 "Sponsorship Rights" means the bundle of rights, services and deliverables Organizer will provide to Kingston as set out in Schedule 4, which includes the license of, and rights with respect to, Organizer Marks granted in Section 5.

2.10 "Term" has the meaning given in Section 3 of this Agreement.

2.11 "Sponsorship Fee" has the meaning given in Schedule 3 of this Agreement.

2.12 "Venue" means the premises where the Events will occur.

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3.                Term of this Agreement. This Agreement shall be valid for three (3) years from the Effective Date through March 25, 2021, unless this Agreement is terminated earlier pursuant to Section 14 (the "Term"). For the purpose of clarity, the second year of this Agreement starts March 23, 2019, and the third and final year of this Agreement starts March 24, 2020.

4.                Organizer Obligations and Kingston Sponsorship Obligations

4.1       Organizer shall provide to Kingston, by the license granted in Section 5.1, the Sponsorship Rights, including generally providing advertising space in all of the Organizer's media relating to the Events and participation in Organizer's marketing activities relating to the Events.

4.2       Kingston shall provide to Organizer the Sponsorship Benefits set out in Schedule 3, including paying the Sponsorship Fee as provided in that Schedule. Any value-added, goods and services, or similar tax or duty imposed by any government or tax authority on any Sponsorship Benefit shall be borne solely by Organizer.

5.                Organizer's License to Kingston

5.1       Organizer grants Kingston a revocable (pursuant to Section 14.6), non-transferrable, non-assignable (whether voluntarily, or as a result of a change of control, or by operation of law), non-sublicensable, non-exclusive and worldwide limited license to use, publicly display, transmit, broadcast, stream, distribute and reproduce the Organizer Marks in any form and in any manner for the purposes of this Agreement during the Term. Organizer acknowledges and agrees that Kingston shall not pay any fees or royalties for the license of the Organizer Marks, except the Sponsorship Fee specified in Schedule 3.

5.2       Kingston acknowledges and agrees that Organizer has valuable goodwill and reputation in the Organizer Marks and that Organizer is and shall be at all times the sole and exclusive owner of rights, including Intellectual Property Rights, in and related to the Organizer Marks. Kingston does not acquire any right, title, or interest in or to the Kingston Marks by virtue of the limited license granted in Section 5.1, or through Kingston's permitted use of the Organizer Marks, other than the right to use such Organizer Marks in accordance with that license. Kingston acknowledges that its use of the Organizer Marks pursuant to this Agreement, and all goodwill associated with such use, shall inure exclusively to the benefit of Organizer.

5.3       Kingston shall use the Organizer Marks only in strict compliance with the terms and conditions of this Agreement. Kingston's use of the Organizer Marks (a) shall be subject to Organizer's right of review and approval, and prior direction and control, to be exercised in Organizer's sole discretion, and (b) shall, at all times, meet or exceed Organizer's trademark-usage guidelines and quality standards which may be provided by Organizer from time to time ("Organizer's Acceptable Quality Standards"). Without limiting any other provision of this Section 5.3, if at any time Organizer determines that Kingston's use of the Organizer Marks fails to comply with this Agreement or to conform to the Acceptable Quality Standards, Kingston shall, within five (5) days of receipt of notice from Organizer, correct its use of the Organizer Marks so that its use is in compliance with this Agreement and the Acceptable Quality Standards or cease using, and remove, the Organizer Marks from all of Kingston's videos, streams and other publications in all media ("Kingston's Correction Action"). Kingston's obligation to take and complete Kingston's Correction Action shall survive any expiration or termination of this Agreement.

5.4       Kingston shall not at any time do, or cause to be done, directly or indirectly any act that may impair or tarnish any part of Organizer's goodwill and reputation in the Organizer Marks. Without limiting the preceding sentence, Kingston agrees not to use the Organizer Marks in any advertising materials or conduct any activities in a manner that may modify, alter, detract from or impair the integrity, character, or dignity of the Organizer Marks or reflect unfavorably upon Organizer.

5.5       In exercise of the rights granted in Section 5.1, Kingston shall always use the Organizer Marks in a manner that significantly distinguishes them from any surrounding text or other logo or source designation. Except as may be expressly authorized in writing by Organizer, Kingston shall not use the Organizer Marks as a co-brand with any third party mark. Kingston agrees to use the Organizer Marks only in the form and with only the content provided by Organizer. The Organizer Marks may not be altered in any manner. The Organizer Marks must include a TM or symbol as part of the Organizer Marks, as provided by Organizer.

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6.                Kingston's License to Organizer; Organizer's Obligations Regarding Kingston Marks and Products

6.1       Kingston grants Organizer a revocable (pursuant to Section 14.6), non-transferrable, non-assignable (whether voluntarily, or as a result of a change of control, or by operation of law), non-sublicensable, non-exclusive and worldwide limited license to use, during the Term, the Kingston Marks solely in connection with Organizer's marketing and conduct of the Events.

6.2       Organizer acknowledges and agrees that Kingston has valuable goodwill and reputation in the Kingston Marks and that Kingston is and shall be at all times the sole and exclusive owner of rights, including Intellectual Property Rights, in and related to the Kingston Marks. Organizer does not acquire any right, title, or interest in or to the Kingston Marks by virtue of the limited license granted in Section 6.1, or through Organizer's permitted use of the Kingston Marks, other than the right to use such Kingston Marks in accordance with that license. Organizer acknowledges that its use of the Kingston Marks pursuant to this Agreement, and all goodwill associated with such use, shall inure exclusively to the benefit of Kingston. Organizer further acknowledges and agrees that Kingston shall have sole control and final editorial say, in Kingston's sole discretion, over the marketing/promotion, appearance, design, layout, placement, and presentation of Kingston's Products, including all packaging, advertisements and other marketing and promotional materials relating to the Kingston Products.

6.3       Organizer shall use the Kingston Marks only in strict compliance with the terms and conditions of this Agreement. Organizer's use of the Kingston Marks (a) shall be subject to Kingston's right of review and approval, and prior direction and control, to be exercised in Kingston's sole discretion, and (b) shall, at all times, meet or exceed Kingston's trademark-usage guidelines and quality standards which may be provided by Kingston from time to time ("Acceptable Quality Standards"). Without limiting any other provision of this Section 6.3, if at any time Kingston determines that Organizer's use of the Kingston Marks fails to comply with this Agreement or to conform to the Acceptable Quality Standards, Organizer shall, within five (5) days of receipt of notice from Kingston, correct its use of the Kingston Marks so that its use is in compliance with this Agreement and the Acceptable Quality Standards or cease using, and remove, the Kingston Marks from all of Organizer's videos, streams and other publications in all media ("Organizer's Correction Action"). Organizer's obligation to take and complete Organizer's Correction Action shall survive any expiration or termination of this Agreement.

6.4       Organizer shall not at any time do, or cause to be done, directly or indirectly any act that may impair or tarnish any part of Kingston's goodwill and reputation in the Kingston Marks and the Kingston Products. Without limiting the preceding sentence, Organizer agrees not to use the Kingston Marks in any advertising materials or conduct any activities in a manner that may modify, alter, detract from or impair the integrity, character, or dignity of the Kingston Marks or reflect unfavorably upon Kingston or the Kingston Products.

6.5       In exercise of the rights granted in Section 6.1, Organizer shall always use the Kingston Marks in a manner that significantly distinguishes them from any surrounding text or other logo or source designation. Except as may be expressly authorized in writing by Kingston, the Organizer shall not use the Kingston Marks as a co-brand with any third party mark. Organizer agrees to use the Kingston Marks only in the form and with only the content provided by Kingston. The Kingston Marks may not be altered in any manner. The Kingston Marks must include a TM or ® symbol as part of the Kingston Marks, as provided by Kingston. Where practicable, the following trademark notice must appear in close proximity to the Kingston Marks and the ownership of the Kingston Marks must be identified: "HyperX and the HyperX logo are trademarks of Kingston Technology Corporation."

7.                Exclusivity of Sponsorship Rights for Kingston's Gaming Peripherals

7.1       In all of Organizer's actions and publications (in all media and formats) in connection with the marketing and conducting of the Events, where possible and appropriate, Organizer shall communicate that Kingston is the exclusive sponsor of the Events for the peripheral categories of keyboards, headsets, mice, and mousepad.

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7.2       Organizer shall not endorse, or permit the marketing of, keyboards, headsets, mice, or mousepads of any other supplier at or in connection with the Events.

7.3       For the purpose of clarity, Sections 7.1 and 7.2 exclusivity do not apply to (a) those events not organized by Organizer; (b) events not held at ESALV; and (c) products not within the peripheral categories of keyboards, headsets, mice, and mousepad.

8.       Refund or Reduction of Sponsorship Fee

8.1       Without limitation of other rights of Kingston under this Agreement, the Parties agree to negotiate a reasonable reduction and, where applicable, the refund of the Sponsorship Fee to reflect any material restriction in the benefit or value of the Sponsorship Rights to Kingston, including as a result of any of the following events occurring during the Term:

(a)              any change in any laws or regulatory provisions which has an adverse impact on the value of the Sponsorship Rights; or

(b)              cancellation or postponement beyond the Term of any of the Events for any reason, including as a result of a force majeure event. Further, Organizer shall notify Kingston as provided in Section 15.9, within twenty-four (24) hours of any cancellation relating to the Events.

9.         Certain Material Covenants of Organizer

9.1       Organizer shall (i) organize the Events, both online and at the Venue, at its sole cost and expense in accordance with the terms of this Agreement; and (ii) perform and cause to be performed the Sponsorship Rights with reasonable skill and care and in accordance with generally recognized commercial practices and standards.

9.2       Organizer shall use its best endeavours to deliver or ensure the delivery to Kingston of each and all of the Sponsorship Rights. Without limitation of the preceding sentence or any other provision of this Agreement, Organizer shall identify and name Kingston as an official sponsor, and as the exclusive peripheral (keyboard, mice, mousepad, and headsets) sponsor, of the Events at the Events and in all of Organizer's marketing materials in connection with the Events.

9.3       Organizer shall ensure that all relevant Kingston signage and advertising to be delivered as part of the Sponsorship Rights is properly in place, and operational and not concealed or obscured from view, at the start of the Events and at all times during the Events.

9.4       Organizer confirms that, whenever possible, it will ensure that Kingston Marks will be present in accordance with this Agreement and that Kingston Marks are incorporated into all promotional, advertising and publicity material published in connection with the Events except those events or tournaments not organized by Organizer and not held at ESALV.

9.5       Organizer shall comply with:

(a)              all applicable laws, rules, regulations, regulatory policies, guidelines or codes applicable to the Events and Organizer's activities to be carried out in performing its obligations in accordance with this Agreement, including all such guidelines and codes issued by statutory, regulatory and industry bodies, and further, in connection with this Agreement will not pay, deliver, or offer or promise to pay or deliver, any funds or other item of value excluding the Products, either directly or through any third party, to any state or federal governmental official for any reason whatsoever other than the payment of statutory and administrative fees, charges and taxes that are due from Organizer as a result of its performance under this Agreement;

(b)              the terms and conditions, rules of conduct and/or community guidelines of any other online platform (including any advertising policies); and

(c)              any conditions attached to any licences or consents issued in connection with the Events including regarding health and safety and crowd security measures at the Venue.

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9.6       Organizer accepts that, regardless of its obligations to promote the Events within the terms of this Agreement, Kingston shall be entitled to advertise, publicise, promote and otherwise commercially exploit its own Products, goodwill and reputation through Kingston's association with the Events on and subject to the terms of this Agreement throughout and after the Term.

10.       Certain Material Covenants of Kingston

10.1     Kingston shall exercise the Sponsorship Rights in accordance with the terms of this Agreement. For the avoidance of doubt, Kingston shall not be entitled to use or exploit any of the Commercial Rights other than the Sponsorship Rights in any way except in accordance with this Agreement.

10.2     Kingston shall provide to Organizer, at Kingston's cost and expense, all necessary materials including artwork of Kingston Marks in a format and within print deadlines reasonably specified by Organizer in order for it to be reproduced under the control of Organizer for the fulfilment of the Sponsorship Rights.

11.        Representations and Warranties

11.1     Each Party represents and warrants to the other Party that it has, and will maintain throughout the Term, the right, power and authority to enter into and perform this Agreement and to grant the licenses as provided in this Agreement; that it has procured all rights, permissions and approvals necessary for the performance of its obligations, including the grant of licenses, in this Agreement; and that it is not bound by any agreement with any third party that adversely affects its performance of its obligations in, or that would preclude it from fully complying with the provisions of, this Agreement.

11.2     Each Party covenants that it shall not make, publish or communicate to any person or entity in any online or other public forum any defamatory, misleading or disparaging remarks, comments or statements concerning (a) the other Party or any of its affiliates, or any of such Party's or its affiliates' respective employees, officers, directors, agents, officials, equity holders, investors or sponsors, or (b) any software, products or services of the other Party or any affiliate.

11.3     Each Party represents and warrants that it is not a government-owned entity and that neither its management personnel nor any of its employees are government officials.

11.4     Kingston represents and warrants that it holds the necessary rights to permit Organizer to use Kingston's Marksin accordance with the license granted in Section 6.1; and that to Kingston's actual knowledge the use, reproduction, distribution or transmission of Kingston's Marks will not violate any criminal laws, or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity.

11.5     Organizer represents and warrants that it holds the necessary rights to permit Kingston to use Organizer's Marks and accept the Commercial Rights in accordance with Section 5.1; and that to Organizer's actual knowledge the use, reproduction, distribution or transmission of Organizer's Marks will not violate any criminal laws, or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity.

12.       Indemnity and Liability

12.1     Each Party ("Indemnitor") will defend, indemnify and hold the other Party (including associated officers, directors, shareholders, employees, agents and affiliates) (cumulatively, "Indemnitee") harmless from and against any and all losses, damages, claims, liabilities and expenses (including reasonable legal fees), suffered or incurred as a result of or in connection with any claim, suit, action, demand, or proceeding brought against Indemnitee based upon (a) a claim of a failure to perform, or a breach by Indemnitor of, any obligation, warranty, representation or covenant in this Agreement; (b) a claim of personal injury or property damage arising out of the fault or negligence of Indemnitor, its representatives, agents, or employees; or (c) a claim of infringement or misappropriation of any patent, trademark, copyright or other proprietary right held by any third party.

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12.2     EXCEPTING ONLY CLAIMS MADE PURSUANT TO SECTION 12.1, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY LOST PROFITS, LOST REVENUES OR LOST SAVINGS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE PRODUCTS, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED, KNOWS OR SHOULD KNOW, OR IS OTHERWISE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

13.       Confidentiality

13.1    Confidential Information. Each Party (the "Disclosing Party") may from time to time during the Term of this Agreement disclose to the other Party (the "Receiving Party") certain information regarding the Disclosing Party's business, including, without limitation, technical, marketing, financial, employee, planning and other confidential or proprietary information, which information is either marked as confidential or proprietary (or bears a similar legend) or which a reasonable person would understand to be confidential given the circumstance and nature of the disclosure ("Confidential Information"), whether disclosed orally or in writing. Confidential Information does not include information that: (i) is in the Receiving Party's possession at the time of disclosure as shown by credible evidence; (ii) before or after it has been disclosed to the Receiving Party, enters the public domain, not as a result of any action or inaction of the Receiving Party; (iii) is approved for release by written authorization of the Disclosing Party; (iv) is disclosed to the Receiving Party by a third party not in violation of any obligation of confidentiality; or (v) is independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party, as evidenced by such Party's written records.

13.2       Protection of Confidential Information. The Receiving Party will not use, and will cause its Representatives not to use, any Confidential Information of the Disclosing Party for any purpose other than performing its obligations or exercising its rights under this Agreement, and will not disclose the Confidential Information of the Disclosing Party to any party other than Receiving Party's employees, agents, directors, officers, auditors, attorneys, other professional advisors, regulators and contractors (collectively, the "Representatives") on a "need to know" basis, provided such Representatives are under a contractual obligation with Receiving Party to maintain the confidentiality of such Confidential Information, which obligation is consistent with, and no less protective of Confidential Information, than the terms of this Section 13. The Receiving Party will protect the Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

13.3      Confidentiality of Agreement. Other than as permitted in this Agreement, neither Party will disclose any terms of this Agreement except: (a) as required by law, or (b) pursuant to a mutually agreeable press release. Press releases concerning Kingston's sponsorship of the Events will only be published after written preapproval by both Parties.

13.4      Return of Confidential Information. Upon any termination or expiration of this Agreement, each Party shall deliver to the other Party all originals and copies of any material in any form containing or representing the other Party's marks and other Confidential Information of the other Party or, at the other Party's request, shall destroy the same and provide the other Party a certification of the destruction.

13.5      Expiry or termination of this Agreement shall not affect any accrued rights, liabilities or obligations dealing with protection of the Confidential Information of either Party.

14.       Expiry or Termination

14.1      Kingston may also terminate the Agreement for convenience by providing Organizer with notice at least sixty (60) calendar days prior to the start of the second and third years of the Term.

14.2      Except as provided in (i) Section 14.1 for termination following notice, and (ii) Section 14.3 for immediate termination without notice, if either Party defaults in the performance, or breaches any provision, of this Agreement, then the non-defaulting Party may give written notice to the defaulting Party requiring the default or breach to be cured, and if the default or breach is not cured within ten (10) days of the receipt of the notice, this Agreement shall, without prejudice to any accrued right, automatically terminate at the end of the ten (10) day period.

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14.3     This Agreement shall terminate immediately, without any requirement of notice, (i) upon the institution against or the filing by either Party of insolvency, receivership or bankruptcy proceedings; or (ii) upon either Party making an assignment for the benefit of its creditors.

14.4       Upon termination for any reason, if Sponsorship Fees have been paid in advance, the Sponsorship Fee shall be prorated through the date of termination and Organizer shall refund the portion corresponding to the unused period of the Term.

14.5       Following the expiry or termination of this Agreement, each Party shall not, and shall ensure that its Representatives shall not, do any of the following:

(a)              make any form of representation (whether express or implied) that the Party remains in public association with the other Party; or

(b)              commit any act that may disparage (whether expressly or implicitly) the other Party's brand name, reputation or products.

14.6      Upon expiry or termination of this Agreement, each Party's license granted to the other Party hereunder and all other rights granted to the other Party in this Agreement shall terminate.

14.7       All provisions of this Agreement that by their nature extend beyond expiry or termination of this Agreement shall remain in full force and effect notwithstanding the expiry or termination of this Agreement.

14.8      Should Organizer enter into a naming rights sponsorship with a sponsor within Kingston's category rights within this Agreement for the Esports Arena Las Vegas, Organizer shall provide Kingston will have first right to match that offer (within thirty (30) days after Kingston receives notice of the offer) to obtain the naming rights to the Esports Arena Las Vegas. Should Kingston elect to not match the offer, Organizer shall refund Kingston a pro rata portion of any fees paid by Kingston for Sponsorship Rights not provided by Organizer. For the purpose of clarity, Organizer shall not accept any third party offers that would prohibit Organizer from fully delivering the benefits promised to Kingston under this Agreement during the first year of this Agreement and for those subsequent years that Kingston failed to timely exercise its termination rights under Section 14.1.

15.       Miscellaneous

15.1       Relationship. The relationship of the Parties is solely that of independent contractors, and each Party will represent itself to any third parties only as such. Neither Party has the power to bind, represent or act for the other Party. The Parties have no agency, partnership, joint venture or fiduciary duties to each other.

15.2     Publicity. The Parties shall co-operate in good faith on all announcements and press releases regarding this Agreement and Kingston's sponsorship arrangement with Organizer. Press releases concerning Kingston's sponsorship of the Events will only be published after written preapproval by both Parties.

15.3      Expenses. Each Party shall be responsible for its own costs and expenses in connection with all matters relating to the negotiation and performance of this Agreement, unless otherwise agreed in writing by the Parties.

15.4     Assignment. Neither Kingston nor Organizer shall have the right or power to assign or transfer any part of its rights or obligations under this Agreement without the prior consent in writing of the other Party.

15.5     Injunctive Relief. Each Party agrees that money damages for a breach of its obligations under the provisions of this Agreement protecting Confidential Information and those governing Intellectual Property Rights may be an inadequate remedy for the loss suffered by the other Party and the other Party shall have the right to obtain injunctive relief from any court of competent jurisdiction in order to prevent the breach, or further breach as the case may be, of any such obligation, without limiting the other Party's right to pursue any and all remedies provided in such event by law or equity.

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15.6     Non-Waiver. All waivers must be in writing. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude further exercise thereof or of any other right, power or privilege.

15.7     Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the provision shall be modified as necessary to conform to such laws or, if such modification would be inconsistent with the intent of the Parties, the provision shall be severed from this Agreement, and this Agreement shall be interpreted without reference to the severed provision with the remaining provisions continuing with full force and effect.

15.8     Entire Agreement. This Agreement, including the attached Schedules, which are incorporated herein in their entirety, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, representations, understandings, written or oral. No amendment or modification of any provision of this Agreement shall be binding upon the Parties unless made by a written instrument signed by a duly authorized representative of each Party.

15.9     Notice. Any notice required under this Agreement shall be given in writing, in the English language and sent to the address or e-mail address of the other Party as set out below its signature of this Agreement, or such other address or email address as shall have been notified to the other Party in accordance with this provision. Notices shall be sent by registered post or equivalent, facsimile, courier or by electronic transmission. If posted, the notice shall be deemed to have been received five (5) working days after the date of posting or, in the case of a notice to an addressee not in the country of the sender, ten (10) working days after the date of posting. If sent by facsimile or electronic transmission, notice shall be deemed received upon confirmation of complete receipt being given by the intended receiving Party. If couriered, notice will be deemed to have been received on delivery.

15.10  Governing Law and Jurisdiction. Without reference to choice or conflict of law principles, this Agreement shall be governed by and construed in accordance with the laws of the State of California, USA. The Parties unconditionally submit to exclusive jurisdiction of and accept as the exclusive venue for any legal proceeding involving this Agreement the state and federal courts located in the County of Orange, California. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope and applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, California, by an arbitrator of JAMS, in accordance with its arbitration rules and procedures then in effect. Judgment on the arbitrator's award may be entered in any court having jurisdiction. The prevailing Party in any dispute involving this Agreement shall be entitled to recover from the other Party its costs, expenses, and reasonable attorneys' fees (including any fees for expert witnesses, paralegals, or other legal service providers). This Section 15.10 shall not preclude or place any condition on any Party from seeking injunctive relief from a court of appropriate jurisdiction.

15.11  Third Party Rights. This Agreement does not confer any rights or remedies on any third party.

15.12  Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

15.13  Headings. All section headings contained in this Agreement are for convenience or reference only, do not form a part hereof and shall not in any way affect the meaning or interpretation of this Agreement.

15.14  Force Majeure. Neither Party will be liable for any delays in the performance of any of its obligations hereunder due to causes beyond its reasonable control, including earthquake, fire, strike, war, riots, acts of any civil or military authority, acts of God, judicial action, unavailability or shortages of labor, materials or equipment, terrorism or threat thereof, outbreak of disease or other public health hazard, failure or delay in delivery by suppliers or delays in transportation. In such event the Party unable to meet its obligations will use all best efforts to remedy its delayed performance and will promptly notify the other Party in writing of the circumstances affecting its timely performance.

15.15  Default Interest. Amounts due but unpaid shall bear interest at a rate of 10% per annum until paid.

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IN WITNESS WHEREOF, the Parties have executed this Agreement acting through their duly authorized representatives as of the Effective Date.

"Kingston"	"Organizer"

Kingston Technology Company, Inc.	Allied Esports International, Inc.

By: /s/ Mark Leatham	By: /s/ Judson Hannigan

Name: Mark Leathem	Name: Judson Hannigan

Title: GM	Title: CEO

Kingston Technology Coijnn), Inc.	Allied Esports International, Inc. • -
Address: Kingston Technology Company, Inc. 17600 Newhope Street Fountain Valley, CA 92708 USA	Address: Allied Esports International, Inc. 4000 McArthur Blvd Newport Beach, California 92660
Contact: +1 (714) 435-2600	Contact: +1 714-265-7323
Email: HyperX_Legal@kingston.com	Email: ray.mikhail@esportsallied.com
Attention: Legal Department	Attention: Ray Mikhail

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